BELL MICROPRODUCTS

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
Revenues Grew 4% to a Third Quarter Record of $759 million
EPS Were $0.08 vs. $0.10 Last Year
Strong Performance in North American and Latin American Regions
Taking Additional Actions to Improve Sales and Profit in Europe

SAN JOSE, CA—(October 26, 2005)— Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the third quarter ended September 30, 2005.

Revenues of $759 million were a record for the third quarter, increasing 4% compared to last year’s third quarter revenues of $729 million. Net earnings for the quarter ended September 30, 2005 were $2.3 million, or $0.08 per share on 30.4 million diluted shares. This compares to last year’s third quarter net earnings of $2.8 million or $0.10 per share on 28.6 million diluted shares.

Revenues of $2.35 billion were also a record for the first nine months of 2005, increasing 16% compared to $2.02 billion reported in the first nine months of 2004. Net earnings for the first nine months of 2005 were $9.9 million, or $0.33 per share on 29.7 million diluted shares. This compares to net earnings of $5.5 million, or $0.20 per diluted share on 28.1 million diluted shares in the first nine months of 2004.

Commenting on the third quarter 2005 financial results, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts said, “As described in our preliminary earnings release earlier this month, we are pleased with our sales and operating profit performance in both North America and Latin America, as well as our Enterprise UK-based OpenPSL division. We achieved strong performance in our Enterprise business units – Rorke Data, Total Tec Systems, and OpenPSL. These units performed well in the third quarter and continued to generate high gross profit and operating margins. We also performed well in our North American distribution business. Operating margins in our combined North American businesses continue to run above 2.0%. Our Latin American business also had a strong quarter, driven by our in-country presence in Mexico, Chile, and most recently Brazil.”

“However, we are disappointed relative to expectations with our revenue and profits in our European distribution business during the third quarter. There were several factors impacting our European sales and profits including currency effects, decisions to eliminate certain low and marginally profitable product sales, lower software sales, and weaker than expected conditions in the markets in which we operate in Europe.”

Mr. Bell continued, “Our challenge is to duplicate in Europe our successes in North America and Latin America. We are working to drive sales increases in strategic markets in our European distribution business, while at the same time taking more aggressive actions to reduce our expense base. Actions are being taken to increase our focus on more profitable product and market segments such as Industrial, Enterprise and Security products, and increase our value added capabilities.”

Geographic Highlights

•	Revenue in the third quarter was split among the Company’s geographies as follows: North America 47%, Europe 39%, and Latin America 14%.

•	North American revenue increased 17% compared to the third quarter of 2004.

•	Latin American revenue increased 27% compared to the third quarter of 2004. Excluding the acquisition of Net Storage Computers in Brazil early in Q3, Latin American revenue increased 18%.

•	European revenue declined 13% compared to the third quarter of 2004. While our UK-based OpenPSL Enterprise business unit continued to perform well during the quarter, our European distribution business declined.

Solutions and Components and Peripherals Highlights

•	For the third quarter 2005, Solutions represented 51% of the Company’s product mix and Components and Peripherals accounted for 49% of the mix.

•	Revenue in the Solutions category of the Company’s business was flat compared to the third quarter of 2004 in dollars. North American and Latin American Solutions sales increased, while European Solutions sales declined.

•	Components and Peripherals grew 9% compared to the third quarter of 2004, with all product groups generating year-over-year growth, including disk drives, industrial components and peripherals.

Operating Trends

Gross profit margins in the third quarter of 2005 increased to 7.6% from the 7.2% reported in the second quarter of this year, but declined compared to 8.1% reported in the third quarter of 2004. On a sequential basis, gross margins improved due to the reduced sales from certain low and marginally profitable product sales, and also lower software sales in Europe during the quarter. Additionally, the Company generated sequential gross margin improvement in the Storage Systems, Fibre Channel, and Industrial Components product segments. The decline in gross margin percentage from last year was primarily due to the reduction in certain vendor incentives and market pressure in the Company’s European distribution operation, and a mix change from Components and Peripherals being a larger part of total revenue in this year’s Q3 versus last year.

Operating expenses declined to 6.4% of sales as compared to 6.8% of sales last year. However because of investments in resources and programs to drive long-term sales increases, additional strategic personnel, severance costs associated with the cost reductions in Europe, operating expenses associated with our acquisition in Brazil, and additional Sarbanes-Oxley expenses in the quarter, operating expenses increased by $2.2 million from the prior quarter.

Inventories were $287 million at September 30, 2005 compared to $262 million at September 30, 2004 and $267 million at June 30, 2005. This resulted in average days in inventory of 37 days in the third quarter of 2005, compared to 35 days in the third quarter of 2004, and 33 days in the second quarter of 2005.

Accounts Receivable were $394 million at September 30, 2005 compared to $361 million at September 30, 2004 and $377 million at June 30, 2005. Days sales outstanding (DSO) were 47 days in the third quarter of 2005 versus 45 days in the third quarter of 2004, and 43 days in the second quarter of 2005.

The Company’s cash conversion cycle was 43 days in the third quarter of 2005 compared to 46 days in the third quarter of 2004 and 39 days in the second quarter of 2005. Total debt net of cash was $244 million as of September 30, 2005 compared to $284 million at September 30, 2004 and $228 million as of June 30, 2005.

European Restructuring Initiatives

The Company has identified a series of actions which will improve continuing profitability by $8 to $10 million annually. The restructuring program is expected to result in total one time charges to earnings of approximately $7 to $12 million pre tax over the next few quarters. These actions will include a more aggressive series of operating expense reductions and the rationalization of facilities in Europe to streamline distribution operations and increase operating efficiencies. The company is in the process of completing its review and assessment of these actions and related charges at this time.

Management Discussion and Outlook

Mr. Bell concluded, “While the quarter was a record third quarter in revenue for us, we are not satisfied with our performance and are committed to taking additional actions to get our European operations to an acceptable level of profitability. In addition to the restructuring program, we continue to invest in sales and marketing personnel with experience in our European market segments, and are taking actions to strengthen our value added capabilities. We are confident that these actions will contribute to improved results and a stronger differentiated business in Europe as we have in North America.”

“Overall we believe in our ability to grow revenues and profits at a rate faster than the IT industry, as we have in the past. We consider the third quarter results to be a short-term set-back in our growth objectives.”

“We continue to focus on our mission of being a differentiated, worldwide leader in the value-added distribution of storage and computer systems solutions. We believe we will achieve this position by continuing to expand our alliances with the industry leaders, and by adding value to these products for our customers. Our goal is to improve our return on investment and create increased value for our shareholders, customers, vendor partners, and employees.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss third quarter 2005 results at 4:30 PM Eastern on Wednesday, October 26, 2005. A live Internet broadcast of the Company’s conference call will be available via the Company’s web site at www.bellmicro.com.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of our efforts to improve performance, particularly in Europe, the profitability impact and costs of the restructuring program that includes, among other measures, expense reductions and changes in product mix and market focus, and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2005		December 31, 2004
ASSETS
Current assets:
	$		$
Cash		19,519		13,294
Accounts receivable, net		394,020		376,017
Inventories		287,490		271,797
Prepaid expenses and other current assets		21,793		24,676

Total current assets		722,822		685,784

Property and equipment, net		37,556		42,805
Goodwill and other intangibles		105,386		102,012
Other assets		8,930		9,988
	$		$
Total assets		874,694		840,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
	$		$
Accounts payable		321,892		307,373
Borrowings under lines of credit		15		17,577
Short-term note payable and current portion of
long-term notes payable		8,366		12,183
Other accrued liabilities		54,021		72,164

Total current liabilities		384,294		409,297
Borrowings under lines of credit		100,022		42,686
Long-term notes payable		155,373		160,905
Other long-term liabilities		4,526		5,011
Total liabilities		644,215		617,899

Shareholders' equity:
Common Stock		175,736		167,705
Retained earnings		42,041		32,174
Cumulative translation adjustment		12,702		22,811
Total shareholders' equity		230,479		222,690

	$		$
Total liabilities and shareholders’ equity		874,694		840,589

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$759,056	$728,731	$2,351,475	$2,019,350
Cost of sales	701,139	670,023	2,179,129	1,862,287

Gross profit	57,917	58,708	172,346	157,063
Selling, general and administrative expenses	48,704	49,266	140,612	135,188

Income from operations	9,213	9,442	31,734	21,875
Interest expense	(5,324)	(4,493)	(15,704)	(12,161)

Income before income taxes	3,889	4,949	16,030	9,714
Provision for income taxes	1,573	2,175	6,163	4,177

Net income	$2,316	$2,774	$9,867	$5,537

Earnings per share
Basic	$0.08	$0.10	$0.34	$0.20

Diluted	$0.08	$0.10	$0.33	$0.20

Shares used in per share calculation
Basic	28,999	27,990	28,897	27,418

Diluted	30,405	28,553	29,665	28,097